News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 4, 2013) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth quarter ended April 30, 2013.

Net sales rose by 26% compared with the fourth quarter of the prior fiscal year to $171.1 million. The Company experienced double digit sales gains in each of its sales channels during the fourth quarter of fiscal year 2013, led by new construction sales growth of more than 40%. Net sales rose by 22% to $630.4 million during the Company’s entire fiscal year 2013.

The Company generated $5.1 million of net income, or 34 cents per diluted share, during the fourth quarter of its fiscal year 2013, exclusive of an insurance recovery and restructuring charges that combined to increase net income by less than $0.1 million and by less than one cent per diluted share. The Company’s results were substantially more favorable than in the fourth quarter of its prior fiscal year, when the net loss was ($1.6 million) or ($0.11) per diluted share, exclusive of a $0.7 million after-tax write-down of slow-moving inventories and $3.6 million of after-tax restructuring charges. Including all of these items, net income reported in the fourth quarter of fiscal year 2013 was $5.2 million, or 34 cents per diluted share, compared with a net loss in the fourth quarter of fiscal year 2012 of ($6.0 million), or ($0.42) per diluted share.

The Company generated net income for the entire fiscal year 2013 of $10.0 million, or 68 cents per diluted share, exclusive of the insurance recovery and restructuring charges that combined to reduce net income by $0.3 million, or 2 cents per diluted share. The Company’s results were substantially more favorable than the loss it experienced in fiscal year 2012 of ($10.8 million), or ($0.76) per share, exclusive of after-tax restructuring charges of $10.0 million. Inclusive of all of these items, net income reported for fiscal year 2013 was $9.8 million, or 66 cents per diluted share, compared with a net loss in fiscal year 2012 of ($20.8 million), or ($1.45) per diluted share.

Gross profit for the fourth quarter of fiscal year 2013 was 18.9% of net sales, compared with 12.7% in the prior year’s fourth quarter. Gross profit for the entire fiscal year 2013 was 16.3% of net sales, compared with 12.9% in the prior fiscal year. Gross profit was favorably impacted by reductions in labor and overhead costs associated with the Company’s previous restructuring actions, by the beneficial impact of higher sales volume and the absence of the prior year’s inventory write-down. This favorability was partially offset by the impact of rising materials costs.

Selling, general and administrative costs were 13.7% of net sales in the fourth quarter of fiscal year 2013, improved from 15.2% of net sales in the prior year’s fourth quarter. Selling, general and administrative costs improved to 13.5% of net sales for the entire fiscal year 2013, down from 16.2% of net sales in the prior fiscal year. The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage combined with cost savings from modifications to the Company’s retirement programs, which more than offset increases in costs related to the increased sales levels and increased performance-based compensation.

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AMWD Announces Fourth Quarter Results

June 4, 2013

The Company generated free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of  $20.3 million during the fourth quarter of fiscal year 2013, compared with $0.3 million in the prior year’s fourth quarter. The substantial improvement in the Company’s free cash flow was driven by the improvement in the Company’s operating profitability and favorability from the timing of the Company’s collections from its customers and payments to its vendors, which offset unfavorability from this same factor earlier in the Company’s fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Fourth Quarter Results

June 4, 2013

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2013	2012	2013	2012

Net Sales	$171,079	$136,221	$630,437	$515,814
Cost of Sales & Distribution	138,767	118,855	527,781	449,339
Gross Profit	32,312	17,366	102,656	66,475
Sales & Marketing Expense	14,826	14,116	57,402	58,271
G&A Expense	8,598	6,549	27,575	25,329
Restructuring Charges	454	5,959	1,433	16,321
Insurance Proceeds	(576)	-	(975)	-
Operating Income (Loss)	9,010	(9,258)	17,221	(33,446)
Interest & Other (Income) Expense	132	(54)	481	(158)
Income Tax Expense (Benefit)	3,688	(3,224)	6,982	(12,502)
Net Income (Loss)	$5,190	$(5,980)	$9,758	$(20,786)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	15,178,970	14,382,784	14,832,688	14,343,630

Income (Loss) Per Diluted Share	$0.34	$(0.42)	$0.66	$(1.45)

Net income (loss), as reported	$5,190	$(5,980)	$9,758	$(20,786)
Restructuring Charges, net of tax	277	3,635	874	9,956
Insurance proceeds, net of tax	(351)	-	(595)	-
Net income (loss), excluding restructuring charges and insurance proceeds	$5,116	$(2,345)	$10,037	$(10,830)

Income (Loss) Per Diluted Share, excluding restructuring charges and insurance proceeds	$0.34	$(0.16)	$0.68	$(0.76)

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AMWD Announces Fourth Quarter Results

June 4, 2013

Condensed Consolidated Balance Sheet

	April 30	April 30
	2013	2012

Cash & Cash Equivalents	$96,971	$66,620
Customer Receivables	39,044	32,533
Inventories	29,338	22,340
Other Current Assets	12,565	9,609
Total Current Assets	177,918	131,102
Property, Plant & Equipment	74,064	75,375
Restricted Cash	-	7,064
Other Assets	42,011	51,580
Total Assets	$293,993	$265,121

Current Portion - Long-Term Debt	$1,155	$875
Accounts Payable & Accrued Expenses	67,953	58,346
Total Current Liabilities	69,108	59,221
Long-Term Debt	23,594	23,790
Other Liabilities	55,096	52,090
Total Liabilities	147,798	135,101
Stockholders' Equity	146,195	130,020
Total Liabilities & Stockholders' Equity	$293,993	$265,121

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	April 30
	2013	2012

Net Cash Provided by Operating Activities	$24,527	$16,053
Net Cash Used by Investing Activities	(6,117)	(9,918)
Free Cash Flow	18,410	6,135

Net Cash Provided by Financing Activities	11,941	5,065
Net Increase in Cash and Cash Equivalents	30,351	11,200
Cash and Cash Equivalents, Beginning of Period	66,620	55,420

Cash and Cash Equivalents, End of Period	$96,971	$66,620

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